Exhibit 99

PROTECTIVE ANNOUNCES ACQUISITION

BIRMINGHAM, Alabama, (November 7, 2000) Protective Life Corporation (NYSE:PL) announced today that its principal operating subsidiary, Protective Life Insurance Company, has agreed to acquire through a coinsurance transaction a block of approximately 70,000 individual life insurance policies from Standard Insurance Company (NYSE:SFG) of Portland, Oregon. The transaction is subject to regulatory approval. The transaction includes approximately $725 million of reserves.

Drayton Nabers, Jr., Chairman and Chief Executive Officer of Protective stated: “This transaction is being pursued by our Acquisitions Division. We are very pleased with it. We are acquiring a seasoned block of policies written by a high quality company. The guidance we gave in our third quarter conference call with respect to 2001 operating earnings and available capital included the projected earnings and capital requirements of this transaction.”

Protective Life Corporation provides financial services through the production, distribution and administration of insurance and investment products throughout the United States. It currently has annual revenues of approximately $1.7 billion and assets of $14.7 billion.

This release includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could effect the Company’s future results include, but are not limited to, general economic conditions and the following certain known trends and uncertainties: we operate in a mature, highly competitive industry, which could limit our ability to gain or maintain our position in the industry; a ratings downgrade could adversely affect our ability to compete; our policy claims fluctuate from year to year; we could be forced to sell illiquid investments at a loss to cover policyholder withdrawals; interest-rate fluctuations could negatively affect our spread income; insurance companies are highly regulated; a tax law change could adversely affect our ability to compete with non-insurance products; financial services companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgements; our investments are subject to risks; our growth from acquisitions involves risks; we are dependent on the performance of others; and our reinsurance program involves risks. Please refer to Exhibit 99 of the Company’s most recent Form 10-K/10-Q for more information about these factors which could affect future results.

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